Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-183216, 333-152806 and 333-271616) on Form S-3 and (Nos. 333-181489, 333-181488, 333-113339, 333-64356, and 333-265341) on Form S-8 of Fidelity D & D Bancorp, Inc. (the "Company") of our reports dated March 13, 2025 related to the consolidated financial statements of the Company, as they appear in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 13, 2025